LEASE AGREEMENT

The parties joining in:

- TERME DI GALZIGNANO S.p.a. with registered office in Galzignano Terme (PD) in Viale delle Terme no 82, (VAT no 00231090283), registered with the Register of Companies of Padua under no 00231090283, and REA (Economic and Administrative Index) 109610, represented by its Chief Executive Officer, Mister Giuseppe Cagiati, domiciled for these purposes at the registered office, vested with the necessary powers, hereinafter referred to as the

LESSOR

- GALZIGNANO GESTIONI S.r.l., with registered office in the Municipality of Galzignano Terme (PD), Viale delle Terme no. 84, registered with the Register of Companies of Padua with tax code no 04627840285, represented by its legal representative pro tempore and Chairman of the Board of Directors Mr Raniero Amati, hereinafter referred to as the

LESSEE WHEREAS

- Terme di Galzignano S.p.a. owns the entire hotel complex known as "Galzignano Terme SPA Golf & Resort", which extends over an area of approximately 35.00 ha, located in Galzignano Terme (PD), Viale delle Terme n. 82, registered on the land registry of the Municipality of Galzignano, sheet 13, maps 5, 6, 9, 22, 32,
41, 45, 53, 58, 169, identified and outlined in more detail in the site plan attached to this deed sub n. 1, in which the whole property is identified by the area marked in yellow, which constitutes an integral and substantive part of this agreement:

- the above mentioned property portfolio is formed in part by the properties indicated below.

1) HOTEL SPORTING formed of a building over 8 floors, with 112 accommodation rooms, distributed as follows:

ground floor: hall with reception, 2 TV rooms, internet area, bar and back bar, dining room, kitchen area, staff toilets, staff canteen, spa area formed of a corridor, 15 mud-bath rooms, inhalation room, medical clinic, floor, secretary’s desk, 5 massage rooms; in the swimming pool area: steam cave, sauna, relaxation area, cold tub, male/female toilets and changing rooms, indoor and outdoor pool with adjoining park;

mezzanine floor: games and entertainment area, 13 rooms, corridors, utility rooms, storage;

from the first floor to the fourth floor: 22 rooms, corridors, utility rooms, storage on each floor;

fifth floor: 11 rooms, corridors, utility rooms, storage;

sixth floor: plant rooms for the lift systems, solar panel;

outbuildings: 32 covered car parking spaces, mud cultivation area with partially covered baths with roofs, basement technical room serving the indoor and outdoor pool, water works, general plant rooms, store room.

2) HOTEL MAJESTIC formed of a building over 9 floors, with 97 accommodation rooms, distributed as follows:

ground floor: hall with reception, TV room, internet area, bar and back bar, dining room, kitchen area, male/female toilets, staff canteen, indoor pool area with male/female toilets and changing rooms, indoor and outdoor pool with adjoining park, spa and wellness area currently under renovation;

mezzanine floor: administrative and managerial offices, conference area currently under renovation;

from the first floor to the fifth floor: 18 rooms, corridors, utility rooms, storage on each floor;

sixth floor: 7 rooms equipped with hot tubs and sensory showers, corridors, utility rooms, storage;

sixth floor: plant rooms for the lift systems, solar panel;

outbuildings; 18 covered car parking spaces, mud cultivation area with partially covered baths with roofs, basement technical room serving the indoor and outdoor pool, water works, heating plant, maintenance area, store rooms.

3) REVITAL CENTER within a building over two floors distributed as follows:

a)	On the basement floor, a utility room and a store room;

b)	On the ground floor

-	Wellness area including entrance/reception, 6 massage rooms, 1 closet, male and female changing rooms, male and female toilets, staff toilets and changing rooms, gym, fitness area, relaxation area including Turkish baths, sauna, steam cave, aromatherapy, hydrotherapy pool, outdoor pool.

-	Beauty treatment area including 6 treatment rooms, a relaxation room, staff and customer toilets, solarium;

4) SPORTS FACILITIES consisting of 6 tennis courts, of which 2 are covered according to the season, equipped with lighting, systems for the seasonal installation of facilities, small grass football pitch, tennis serve court, tennis ball servers and office for tennis instructors;

5) CLUB HOUSE: building exclusively on the ground floor, containing an open space used for reception, TV room, area belonging to the bar, bar and adjoining kitchenette, area for male/female toilets, area for staff toilets, external space belonging to the bar;

6) GOLF COURSE and outbuildings formed of:

a)	9-hole golf course

b)	golf storage room;

c)	shed for storing working machines;

d)	shed for the practice golf course;

e)	greenhouse for winter recovery of plants;

f)	building named "golf changing rooms” with area for male/female toilets, toilets for golf course maintenance staff, heating plant;

g)	small church;

h)	purifier

7) CAR WASH formed of;

a)	Uncovered area;

b)	4x2 metre container;

8) SHOPS AND SALES OFFICE

-	Shops: formed of 4 buildings, 3 doubles and 1 single, with a total of 7 units, all on the ground floor, each formed of:

a)	display areas of various sizes;

b)	storage;

c)	bathroom.

-	Sales office: building on the ground floor, composed of open plan office area, two offices, storage, bathroom, corridor;

all described in detail in the site plan attached to this deed sub n. 2, which marks in green out the exact perimeter of the areas containing property covered by this lease;

- with the simultaneous contract for business division lease drawn up on today’s date, Galzignano Gestioni S.r.l. has rented the hotel and related activities previously carried out by the company R.V.H. S.r.l., in the properties indicated by numbers 1) to 5) above and, therefore, the lessee has full knowledge of the premises under this agreement, together with all the property, equipment and systems that comprise it, intended for the hotel activities;

-   the lessee is a company incorporated under Italian law that carries out management activities for hotel, restaurant and bar companies, spa facilities, sports and commercial companies in general, and having at the same time as this agreement obtained the lease for the hotel companies indicated above, has stated its intention to lease the property within which these activities are carried out, with the permission of RVH S.r.l.;

-   under the terms and conditions of this agreement, Terme di Galzignano S.p.a. intends to lease the properties listed above in detail to Galzignano Gestioni S.r.l. according to the terms and conditions specified in this contract.

-   Given the above, the parties hereby agree as follows:

Article 1

(Recitals and Attachments)

1.1 – The recitals and attachments form an integral and substantive part of this deed. They therefore have the status of a binding agreement.

Article 2

(Consent and Subject)

2.1  - Terme di Galzignano S.p.a., represented by its director and legal representative pro tempore. Mr Giuseppe Cagiati leases the properties described in the introduction to this agreement, defined in detail in the site plan attached to this deed sub n. 2, which marks out in green the exact perimeter of the areas containing the properties covered by this lease agreement, to Galzignano Gestioni S.r.l., represented by its legal representative pro tempore Mr Raniero Amati, who accepts.

2.2  - The Lessee, having previously verified it, declares to have full knowledge in fact and in law of all the properties granted under lease and acknowledges that they are adequate and suitable for the use that will be made of them, any exceptions being removed.

Article 3

(Duration)

3.1 – The lease will have a duration of 9 (nine) years in compliance with art. 27, par. 3, Law 392/1978 and will begin on 16.04.2012 and will be tacitly renewed every nine years unless written notice is given by one of the parties, via registered mail with receipt of delivery, which must be received at least eighteen months before the expiry date.

The lessor declares that it waives, and does indeed waive, the right to terminate at the end of the first nine year period

Article 4

(Rent and Method of Payment)

4.1 - The rent for each year of the duration of this contract is fixed and agreed on by the Parties at an amount equal to 75% (seventy-five per cent) of the "Gross Operating Profit (hereinafter G.O.P.) made by the Lessee through the management of the business divisions leased from R.V.H. S.r.l. over the course of the year, with the contract signed at the same time as this agreement (hereinafter, the "Variable Rent").

For the purposes of defining the Variable Rent, the parties mutually acknowledge that the Gross Operating Profit is understood as the difference between typical revenues – net of returns, taxes, allowances, premiums and discounts of any nature – and typical fixed and variable (or management) costs, therefore expressly excluding direct taxes, profits and financial burdens as well as amortization of tangible and intangible assets and payment due to the administrative body and the Board of Auditors, where relevant.

Furthermore, the parties expressly agree that the definition of G.O.P. excludes the costs incurred by the Lessee in carrying out extraordinary restructuring works on the properties listed in detail sub article 5). In addition, the calculation of G.O.P. shall also exclude any surplus in relation to the management costs or the services provided by JSH S.r.l. or affiliated or subsidiary companies in relation to the contents of the budget, which will be approved by the Lessor.

The Variable Rent determined in this way must be adjusted for the amount that the Lessee shall pay to the company RVH SRL for annual rent of the business divisions.

4.2 - The Lessee, however, is obligated to pay a guaranteed minimum rent (hereinafter, the "Minimum Rent") that must be paid by the Lessee every year, regardless of the G.O.P., equal to the amount determined below.

To determine the Minimum Rent to be paid for the first year of leasing, the parties agree that, no later than 15.06.2012, the Lessee shall notify the Lessor of its company budget, containing a projection of the G.O.P. achievable in the period spanning from 16 April to 31 December of this year, in relation to the management of the business divisions leased from RVH S.r.l.

The guaranteed Minimum Rent for the first year must take into account the predicted savings on the costs for management and staff, as well as the costs for the management of contracts for the supply of services of the business divisions managed, in relation to those incurred in the year preceding the drawing up of this agreement. In the ten days following the presentation of the aforementioned budget, the Lessor will give its assessment thereof, reserving the right to approve or reject it, and in the event of approval, the Minimum Rent shall remain fixed for the first year of leasing at the amount of savings achieved through the rationalisation of management costs and operating costs for the supply of services indicated in the budget.

Acknowledging that the parties have agreed that the Minimum Rent due for the fourth year of the lease is already set at 1,250,000.00 euros (One million two hundred and fifty thousand/00) per year, they jointly determine the fees for the second and third year must respect the proportional growth since the fee for the first year, as shown below.

(1,250,000 less the amount of the minimum rent for first year) = the amount of growth of the rent

Rent for second year = Minimum rent for first year + 1/3 amount of growth of rent;

Rent for third year = Minimum rent for second year + 1/3 amount of growth of rent.

The Minimum Rent must be paid by the Lessee via bank transfer to the current account indicated by the Lessor in monthly advance instalments.

The first instalment of the Minimum Rent for rental referring to the period from 16.04.2012 to 30.06.2012 will be paid in a lump sum in arrears on the date 30.06.2012. FOR REGISTRATION PURPOSES ONLY, THE ANNUAL RENT IS SET AT 400,000 EUROS.

4.3 – With regards to the settlement and payment of the Variable Rent, the parties agree that by 28 February of each year, and therefore starting the year following the signing of this agreement, the Lessee shall inform the Lessor of the amount of G.O.P. actually achieved in the previous year.

By 31 March, the Lessee shall settle any adjusted balance owed to the Lessor to the extent of 75% of G.O.P. achieved, net of the minimum lease rent paid the previous year. To this end, the accounting books and documents with statutory and tax significance relating to the performance of activities by each business division, together with the Lessee’s other, varied accounting documents that may be necessary, must be made available to the Lessor for any checks when requested and with full confidentiality. The Lessor reserves the right to appoint one or more delegates for this task.

4.4   - The lessee may not delay the payment of the rent and accessories charges in any way beyond the deadlines established in this agreement, and may not enforce any actions or assert any exceptions until payment has been made for the past due instalments. In the event of non-payment for three monthly instalments of the Minimum Rent or Variable Rent, including non-consecutive instalments, the Lessor shall be entitled to consider the Agreement terminated pursuant to article 1456 of the Italian Civil Code.

4.5   – VAT will be added to the minimum and variable tent and the deadline established in this agreement for the payment is to be understood as final, therefore in the event of a delay, the Lessee shall also be obligated to pay the Lessor a rate of interest on arrears equal to that provided for by Legislative Decree no 231/2002 for the period between the deadline date for the payments in question and the actual payment date.

Pursuant to art. 32 of Law 392/78 as amended by art. 1 no 9 sexties of Law 118/85, the parties agree that the rent will be updated annually, effective from the fourth year of the lease, without the necessary formal and annual request of the Lessor, the lessee having now accepted the increase to the amount of 75% of the changes to the consumer price index for families of workers and employees, reported by ISTAT.

4.6 - The rent referred to above does not include additional or overall management expenses for the shared parts of the Resort, comprised of the so-called ancillary expenses, including but not limited to: expenses for heating, electricity, gas, water, thermal water, various licences, cleaning, as well as the costs for the ordinary maintenance of the surrounding areas and similar, which are borne exclusively by the Lessee, as set out in the subsequent articles of this contract.

Article 5

(Property Related Works by the Lessee)

5.1 – Effective immediately, the Lessee is authorised to carry out the restructuring, modernisation, expansion and transformation works indicated in the "Capex Plan" attached to this agreement sub n. 3.

5.2 – The Parties, in perfect agreement with each other, establish and agree that the Lessee shall proceed with the extraordinary maintenance, new construction, completion and/or restructuring works concerning the properties under lease (named the CAPEX Plan) by 31 December 2013. These works include, but are not limited to those listed below:

1)	Completion of the Conference Centre, Hotel Majestic;

2)	Redevelopment of greenery, outdoor paths and satellite parking;

3)	Construction of 10 dressing rooms and corridor linking the Hotel Splendid and Majestic;

4)	Soft restyling of Hotel Sporting;

5)	Improvements to the Resort entrance area.

To carry out the above works, the parties commit to investing a minimum sum of 1,200,000.00 euros (one million two hundred thousand/00 euros), with the aid of their own trusted technical staff, and give priority to the works under numbers 1) and 3). The Parties agree that a maximum of € 500,000.00 (five hundred thousand/00) of this expense shall be borne by the Lessor, and the remaining part by the Lessee, on the basis of an advance taken from the rent, which will be subtracted by the yearly instalments thereof – starting from the time when the works are actually carried out by the Lessee - to an amount not greater than 100,000.00 euros (one hundred thousand/00) for each aforementioned yearly instalment.

The Parties further establish that any costs, expenses and fees for the carrying out of the extraordinary works indicated above that exceed the maximum expenditure estimated by the Lessee at one million two hundred thousand euros shall be borne exclusively by the Lessee, who may not make any claim against the Lessor for any reason whatsoever.

5.3   – With express written consent by the Lessor, the Lessee may carry out all other works deemed useful or necessary for the activity carried out by the Lessee, as well as innovation, improvement, addition and replacement of any systems of any nature. The Lessee may also install machinery or equipment, provided the necessary and mandatory authorisations have been requested and obtained, expressly exonerating the Lessor of any liability for direct or indirect damage that may result for any cause or reason.

5.4   – The Lessor will owe nothing to the Lessee upon the termination of the contract for the works carried out based on the abovementioned Capex Plan or for any other work involving innovations, improvements and additions, as they have been taken into consideration in determining the rent, and the Lessee assumes all related burdens and risks, even in the event of its early withdrawal from the agreement, which is only permitted in the case provided for by the last paragraph of art. 27 Law 392/78.

5.5   - The Lessee is expressly forbidden from carrying out works that lead to even partial alterations and/or modifications to the intended use of any of the leased properties, or works that compromise stability, security or functionality.

5.6   - The Lessee is responsible for both third parties and the Lessor for any abuse or negligence of the leased properties.

Article 6

(State of the Properties and Maintenance)

6.1         - The Lessee declares that it has examined the leased properties and has found them to be suitable for the intended use, free from any faults that diminish their value or may affect the health of those carrying out activities, and is in a good rental state, and reserves the right to verify the existence of any defects in the properties by 15 June 2012.

6.2   – The Lessee is responsible for all alterations that may be useful or necessary for the carrying its activity, even if imposed by laws and regulations.

6.3   – Ordinary maintenance and conservation works to the leased properties are the responsibility of the Lessee, who is obligated to carry them out promptly and diligently, making use of companies and/or staff with proven experience, skill and professionalism for that purpose in order to maintain the high standards of the properties leased under this agreement.

Conversely, extraordinary maintenance works to the leased properties is the responsibility of the Lessor.

6.4   - The Lessor may carry out necessary repairs, to be agreed on by the parties, without paying any compensation to the Lessee, even if the repairs cause disruption or inconvenience, or halt activities for more than twenty days, departing from the provisions of art. 1584 of the Italian Civil Code. The time frame and methods used for the works must be agreed between the parties, except in cases of extreme urgency.

6.5   - In relation to the above, the Lessor will have the right to visit and allow its staff to visit the properties throughout the duration of this agreement, informing the Lessee in writing in advance, with a reasonable notice period and in accordance with the needs of the Lessee, in order to assess the regular maintenance and efficiency of the leased properties.

Article 7

(Responsibility and Exemptions)

7.1 – Through this contract, the Lessee is constituted the guardian of the leased assets. The Lessee shall therefore be liable to the Lessor for any damage attributable to the Lessee, that is, damage attributable to its employees or third party contractors of any kind caused to the assets covered by this contract.

By way of example, therefore, the Lessee shall be liable for any damage resulting from the improper use of all facilities and structures, including, without limitation: water supply, drainage, lighting and power lines, and sanitary systems and equipment for heating and ventilation.

7.2 - The Lessee releases and indemnifies the Lessor from any liability for direct damages caused by an act or wilful negligence of its employees or contracted third party for any reason whatsoever such as, but not limited to, noise, damage due to theft, damage caused by weather, lack of drinking water or electricity, including changes in water pressure, electrical voltage, shortage or lack of drinking water or any other service.

The Lessor is therefore exempt from liability in the event of interruption of services related to the leased properties for reasons beyond its control.

Article 8

(Insurance)

8.1 - The Lessee undertakes to stipulate one or more insurance policies covering the theft, fire, damage and liability insurance risks with adequate limits without abatement, with the obligation of providing proof to the Lessor on its request.

8.2 - These policies must provide for the Lessor as beneficiary, limited to the assets it owns.

Article 9

(Penalties)

9.1       - In all cases whereby this contract expires, lapses and/or is terminated for any cause or reason, the Lessee will be obligated to return the property leased under this agreement to the Lessor immediately, and free of people or items belonging to the Lessee.

9.2  – In the event of delayed delivery, the Lessee will be obligated to pay the Lessor the sum of € 1,500.00 (one thousand five hundred/00) per day plus any greater damages by way of a penalty.

Article 10

(Express Termination Clause)

10.1 – Failure to fulfil even one of the obligations established by this agreement on the part of the Lessee will result in the automatic and complete resolution of this lease agreement, pursuant to and in accordance with art.1456 of the Italian Civil Code. In this case, the agreement shall be considered terminated the moment the Lessee receives the letter sent by the Lessor via registered mail, in which the latter expressly declares its intention to make use of this express termination clause.

Specifically, and by way of a non-limiting example, the Lessor will have the right to terminate this agreement in the following cases:

a)	failure to pay the tent or one of the ancillary expenses;

b)	failure to draft the budget or balance provided for under art. 4) within the contractually agreed deadlines;

e)	failure to make the civil and accounting documentation available to the Lessor to verify the Lessee’s management;

d)	failure to maintain the properties;

e)	failure to arrange the insurance provided for in this agreement.

Article 11

(Taxes and Expenses)

11.1 – Each of the parties shall be responsible for paying 50% of the registration fee applicable to the Contract.

11.2 - Pursuant to Art. 10 of Presidential Decree 633/72, the Lessor has opted for taxation under the VAT regime for fees deriving from the aforementioned lease and any subsequent amendments and additions.

11.3 - The registration of this Contract shall be performed by the Lessor within the terms of law.

Article 12

(Jurisdiction)

12.1 - Any dispute concerning the validity, interpretation or execution of this Contract shall be under the exclusive jurisdiction of the Court of Padua.

Article 13

(Miscellaneous)

13.1    – Upon request by the Lessee, the Lessor will remove the current signs and will release the Lessee from each and any obligation relating to the franchising agreement stipulated with Radisson.

13.2   – This agreement shall automatically be terminated in the event that contractual rental relationship with that links Galzignano Gestioni S.r.l. to R.V.H. S.r.l be resolved for any reason.

13.3   – For a maximum of 120 (one hundred and twenty) days per year per room and for the duration of the agreement, the Lessee is obligated to grant the company Terme di Galzignano S.p.a. the use of 3 (suites) marked with the numbers 600, 603 and 607, located on the sixth floor of the Hotel Majestic, with full board, free of charge.

13.4   Any amendments and/or additions to the Agreement will not be valid or binding between the Parties unless agreed in writing and duly signed by both Parties.

13.5   – Any nullity and/or invalidity of one or more provisions of the Agreement will not invalidate the remaining provisions, which shall remain in force and effective, whereas the null and/or invalid provisions will be replaced with others – agreed on by the Parties in good faith – that are adequate for achieving a similar purpose and effect.

13.6   – All communications carried out pursuant to this Agreement must take place in writing and must be sent via recorded mail with receipt of delivery, or via fax to the following addresses:

(a)   to the Lessor: Rome, Viale Bruno Buozzi n. 83 at CRP Holding S.p.a.;

(b)   to the Lessee: Galzignano (PD) Viale delle Terme n. 82;

13.7 - Tolerance by one of the parties for the behaviour of the other party that violates the provisions contained in this agreement shall not constitute a waiver of the rights derived from the provision violated or the right to demand the exact fulfilment of all the obligations provided herein.

Galzignano Terme, 13 April 2012

The Lessor The Lessee

Pursuant to and in accordance with arts.1341 and 1342 of the Italian Civil Code, after reading each clause contained in this deed in arts. 2, 3, 4, 5, 6, 7, 8, 10, 12 and 13 the parties expressly declare their approval of all of the clauses contained in this private agreement, with no exceptions

The Lessor	The Lessee